EXHIBIT 99.1

Gateway Financial Holdings Reports 1st Quarter 2008 Net Income of $3.1 Million

 Highlights for the Quarter Include:
 * Total Assets Exceed $1.99 Billion, Up 6.7% from December 31, 2007
 * Loans Exceed $1.6 Billion, Up 7.4% from year end
 * Deposits Exceed $1.5 Billion, Up 10.4% on a linked quarter basis
 * Asset Quality Remains Strong - Net Charge-offs at 0.03%, NPL's at
   0.40%
 * Non-interest Income Increases to 35.2% of Total Revenue

VIRGINIA BEACH, Va., April 24, 2008 (PRIME NEWSWIRE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., reported net income for the first quarter of 2008 of $3.1 million compared with $2.5 million for the prior year first quarter, an increase of $600,000. The increase includes gains from securities sales during the first quarter of $800,000 ($492,000 net of income taxes using a 38.5% blended tax rate) and a fair value gain of $1.6 million ($984,000 net of income taxes using a 38.5% blended tax rate) related to certain trust preferred securities that the Company had elected fair value option treatment effective January 1, 2007.

Diluted earnings per share were $0.20 for the first quarter of 2008 compared with $0.22 for the first quarter of the prior year, reflecting in part the issuance of additional shares used as part of the consideration for the acquisition of The Bank of Richmond, completed on June 1 of 2007.

Commenting on these results, D. Ben Berry, Chairman, President and CEO of Gateway Financial Holdings, stated, "Although our first quarter performance was enhanced through securities gains, they were used as a natural hedge to offset margin compression and build our loan loss reserve, as the 200 basis point reductions in interest rates negatively affected our net interest income during the quarter. At the same time, despite the continued credit issues that have plagued our industry as a whole, our asset quality has remained excellent and continues to be a hallmark of Gateway's performance.

"In the face of this difficult environment, we continued to execute our strategic growth plan, with a 55.2% increase in average loans over the past twelve months; coupled with the expansion of our non-banking activities, which have helped grow our revenues 32.8% during the same period while growing our balance sheet in excess of 50% in slowing economic times. We operate in solid and stable markets of superior growth potential. Although we have consciously slowed the growth of de novo branches and overall balance sheet growth in the most recent quarter, our strategic investments in these markets during the recent past will allow us to continue to expand our franchise, while maintaining exceptional asset quality. These investments include our maturing financial centers, which are becoming increasingly profitable each quarter; the five de novo financial centers that were added over the past 12 months; and the six financial centers and loan production office added through The Bank of Richmond acquisition which was completed in June 2007."

ROAA was 0.65% for the first quarter of 2008, as compared with 0.83% for the first quarter of the prior year. ROAE was 7.38% for the first quarter of 2008, as compared with 9.21% for the first quarter of the prior year.

Revenues, Net Interest Margin, and Non-interest Income

Total revenue, defined as net interest income and non-interest income was $19.5 million for the first quarter of 2008, an increase of 32.8% above the $14.7 million reported for the first quarter of 2007. Net interest income for the first quarter of 2008 was $12.6 million, a $2.6 million or 25.8% increase over the $10.0 million reported for the first quarter of 2007. The increase in net interest income was primarily attributable to $559.0 million or 54.7% increase in average loans to $1.58 billion for the first quarter of 2008 from $1.02 billion for the 2007 quarter. While net interest earnings increased due to the aforementioned growth in loans, the net interest margin decreased 72 basis points from 3.62% for the first quarter of 2007 to 2.90% for the first quarter of 2008.

On a linked quarter basis, the net interest margin has decreased 50 basis points. The margin compression resulted from the 300 basis points drop in interest rates that have occurred since September of last year, including 125 basis points reduction that occurred during an eight-day period in January. The reduction in interest rates has had an immediate effect on revenues related to variable loans (which approximated 63% of the loan portfolio at quarter-end); however, there has been continued pressure on deposit pricing as a result of competition and liquidity issues that have affected certain areas of the financial sector, and pricing on deposit products has remained higher than normal related to the prime rate, further compressing the margin.

Management anticipates further margin compression to ease and stabilize during the second quarter and expects the margin to improve during the second half of 2008 as time deposits mature and re-price at lower interest rates and the Bank is able to take advantage of a steeper yield curve, particularly in the second half of 2008.

Non-interest income for the first quarter of 2008 was $6.9 million, an increase of $2.2 million or 47.9% higher than the first quarter of the prior year. The increase was primarily related to Gateway's insurance operations and gains from securities sales and fair value related to certain trust preferred securities that the Company had elected fair value option treatment effective January 1, 2007. A comparison of non-interest income for the first quarter of 2008 as compared with the same period in 2007 was as follows (in thousands):

                                          2008      2007     % Change
                                        -------   -------    ---------

 Service charges on accounts            $   906   $   877       3.3%
 Mortgage operations                        763       932     (18.1%)
 Insurance operations                     1,646     1,321      24.6%
 Brokerage operations                        91       266     (65.8%)
 Gain on sales of securities
  and trading gains                         851       443      92.1%
 Fair value gain on trust
  preferred securities                    1,586        42    3676.2%
 Gain and cash settlements
  on economic hedge                          --       189        --
 Other                                    1,035       579      78.8%
                                        -------   -------    ---------
 Total                                  $ 6,878   $ 4,649      47.9%
                                        =======   =======    =========

The increase from Gateway's insurance operations resulted from higher performance bonuses in the first quarter of 2008 as compared to 2007; internal growth from cross-selling customers and building our customer base in our markets as our franchise has expanded, as well as growing the business in the two Virginia agencies acquired in the fourth quarter of 2006; and a full quarter of operations in 2008 for the title insurance company acquired during February 2007.

The decrease in revenue from the mortgage operation in the first quarter of 2008 as compared with the first quarter of the prior year was attributed to the nationwide issues that affected the mortgage industry during the last half of 2007 and has continued into 2008. Although Gateway Bank Mortgage does essentially no sub-prime lending, the limited access to the secondary markets (especially for jumbo mortgages) had a negative effect on selling mortgages in the secondary market, thus slowing revenues in the first quarter of 2008. Additionally, underwriting and approval time has increased the timeline for getting mortgages closed, which has also delayed revenues.

The decrease in brokerage operations was the result of the departure of a broker in our North Carolina operations that left the Bank at the end of the third quarter of last year.

Gateway recognized a gain in the fair value of certain of its trust preferred securities of $1.6 million during the first quarter of 2008. Gateway elected the fair value option for certain trust preferred securities effective January 1, 2007, and under the accounting standards are required to mark these securities to market through the income statement as a component of non-interest income. As a result of the unusual credit conditions that the financial industry has faced over the past several months, the credit spreads on these debt securities have widened significantly resulting in a gain related to the fair value of the securities. At the time the fair value option was elected at the beginning of 2007, credit spreads on these types of securities were approximately 135 to 155 basis points over 3-month LIBOR. Currently, the credit spreads are 425 to 450 basis points over 3-month LIBOR, and the markets are very illiquid.

The increase in other income for the first quarter of 2008 as compared with the first quarter of 2007 was the result of gains of $154,000 related to the sale of government sponsored loans (no such sales in the first quarter of 2007), $98,000 higher fee income, and $137,000 higher income from BOLI that resulted from $14 million of additional BOLI purchased during January of 2008.

For the first quarter of 2008, non-interest income comprised 35.2% of total revenues as compared with 31.7% for the first quarter of 2007. The increase was primarily associated with the higher securities and fair value gains recognized during the first quarter of 2008.

Non-interest Expenses

Non-interest expense was $13.4 million for the first quarter of 2008, up $3.9 million or 40.9% from the $9.5 million reported for the first quarter of last year. Of this increase, approximately $1.0 million (or approximately 26% of the increase) represented non-interest expenses related to The Bank of Richmond which was acquired in June 2007.

A comparison of non-interest expense for the first quarter of 2008 as compared with the first and fourth quarters of 2007 was as follows (in thousands):

                     March 31,  Dec. 31,  March 31, % Change  % Change
                       2008      2007       2007    12/31/07   3/31/07
                     --------- --------- --------- --------- ---------
 Salaries and
  benefits            $ 7,366   $ 7,058   $ 5,259     4.3%      40.1%
 Occupancy and
  equipment             2,418     2,274     1,810     6.3%      33.6%
 Data processing
  fees                    660       573       453    15.2%      45.7%
 Other                  2,982     2,740     2,004     8.8%      48.8%
                     --------- --------- --------- --------- ---------
 Total                $13,426   $12,645   $ 9,526     6.2%      40.9%
                     ========= ========= ========= ===================

The rate of growth in non-interest expenses has slowed in the first quarter of 2008 to 6.2% on a linked quarter basis. The increase in salaries and benefits on a linked quarter basis was primarily related to two of the new 2007 de novo financial centers and loan production office that were added in the fourth quarter, and two additional financial centers that were opened during the first quarter of 2008. FTE's have increased from 420 at the end of the year to 460 at the end of the first quarter of 2008. The increase in occupancy and equipment and data processing costs was primarily as a result of adding four of the five new de novo financial centers since the end of the third quarter of last year.

The increase in salaries and benefits as compared with the first quarter of 2007 was primarily related to expansion activities and The Bank of Richmond acquisition. The Bank opened three new de novo financial centers and a loan production office during the second half of 2007 and two additional financial centers during the first quarter of 2008, in addition to the six financial centers and a loan production office it acquired with The Bank of Richmond merger. FTE's have increased from 345 at the end of the first quarter of 2007 to 460 at the end of the first quarter of 2008, including approximately 40 related to The Bank of Richmond, which added approximately $790,000 to salaries and benefits for the first quarter (37% of the increase). The increase in occupancy and equipment and data processing costs was primarily as a result of adding the five de novo financial centers since the first quarter of last year and The Bank of Richmond financial centers in June of 2007. In addition to the added expenses related to The Bank of Richmond since the merger, the increase in other expenses for the first quarter of 2008 as compared with the same period in 2007 was primarily related to $213,000 in higher FDIC insurance premiums; $118,000 increase in franchise taxes from our expansion in Virginia and greater capital base; $163,000 increase in business development and travel expenses; $62,000 greater advertising and marketing expenses; and $37,000 increase in intangibles amortization from the acquisitions that have occurred since the first quarter of last year.

Gateway's efficiency ratio for the first quarter of 2008 was 68.81%, up slightly from 66.26% for the first quarter of 2007. As a percentage of average assets, non-interest expense has dropped from 3.14% for the first quarter of 2007 to 2.79% for the first quarter of 2008 as Gateway continues to gain economies of scale from its maturing financial centers.

Loan and Asset Growth

For the first quarter, loans grew $112.9 million or 7.4% and have increased $551.7 million (50.9%) since March 31, 2007. Overall assets increased $124.6 million (6.7%) in the first quarter and have increased $670.2 million (50.7%) since March 31, 2007. At March 31, 2008, total assets were $1.99 billion. The growth in loans and assets reflects growth in the franchise (in particular Raleigh and Wilmington, North Carolina, and the Hampton Roads area of Virginia), as well as the acquisition of The Bank of Richmond. Of the increases since March 31, 2007, $167 million of the loan growth and $236 million of the assets growth was acquired through The Bank of Richmond; therefore, organic loan growth over the past 12 months was approximately $385 million or 35.5%.

Mr. Berry emphasized, "Despite the adverse economic and competitive climate, Gateway has been able to maintain strong balance sheet growth. Loan growth picked back up in the fourth quarter of last year and has remained solid during the first quarter of this year. Our loan pipeline continues to reflect steady demand in most of our markets. This growth continues to be a direct result of our strategic expansion plan of establishing a presence in attractive markets such as the Raleigh-Cary MSA, Virginia Beach MSA, and Wilmington MSA, where population growth is projected to be 19.4%, 5.1%, and 17.7%, respectively, over the next five years according to ESRI. Overall our markets remain solid and steady, as their local economies reflect consistent growth."

A break-down of the loan composition on a linked quarter basis and over the past 12 months is as follows (in thousands):

                     March 31,         December 31,         March 31,
                       2008                2007               2007
                -----------------  -----------------  -----------------
                          Percent            Percent            Percent
                             of                 of                 of
                   Amount  Total     Amount   Total     Amount   Total
                ----------  -----  ----------  -----  ----------  -----

 Construction,
  acquisition,
  &
  Development   $  665,663  40.7%  $  604,335  39.7%  $  421,764  38.9%
 Commercial
  Real
  Estate           337,942  20.6%     321,806  21.1%     249,451  23.1%
 Commercial
  and
  Industrial       272,480  16.7%     261,763  17.2%     163,823  15.1%
 Residential
  Mortgage         210,837  12.9%     193,549  12.7%     129,732  12.0%
 Home
  Equity           117,689   7.2%     113,191   7.4%      92,237   8.5%
 Consumer           20,598   1.3%      22,133   1.5%      15,093   1.4%
 Mortgage
  loans
  held for
  sale              10,109   0.6%       5,624   0.4%      11,538   1.0%
                ----------  ----   ----------  ----   ----------  ----
  Total
   loans        $1,635,318   100%  $1,522,401   100%  $1,083,638   100%
                ==========  ====   ==========  ====   ==========  ====

As indicated in the above table, commercial loans represented the majority of the growth over the past 12 months, spread between construction, acquisition and development, CRE, and C & I. This growth was concentrated mainly in the Raleigh, Wilmington, Richmond, and greater Hampton Roads areas.

Mr. Berry continued, "With the steady growth in our markets, Gateway does have a higher concentration of construction and real estate loans. Accordingly, we continually monitor risk within this portfolio by analyzing its concentration characteristics, such as exposures within the different loan types, the amount of speculative loans, and the amount of owner-occupied loans compared to non-owner occupied loans. Our Chief Credit Officer has over 20 years of experience in underwriting loans of this type in the markets we serve, giving us a high comfort level with our real estate loan concentration. Additionally, we have insurance to cover LTV exceptions on lot loans which reduces our risk. With that being said, as part of our overall risk management of the bank, we have decided to reduce our exposure in construction and development loans and slowing growth in this area for the remainder of the year."

Asset Quality

Non-performing loans were $6.6 million at March 31, 2008 as compared with $3.4 million at December 31, 2007. Non-performing loans equaled 0.40% of loans at March 31, 2008, up from the 0.22% of loans at December 31, 2007. Other real estate and repossessed assets equaled $623,000 at March 31, 2008, up from $482,000 in the prior quarter. For the first quarter, net loan charge-offs were $110,000 or 0.03% annualized of average loans, as compared with net charge-offs in the first quarter of 2007 of $416,000 or 0.16%. Total past dues were 0.56% at March 31, 2008, up from 0.29% of loans outstanding at December 31, 2007. At March 31, 2008, the allowance for loan losses was $16.8 million, or 1.04% of total loans (excluding loans held for sale), up from $15.3 million or 1.01% of total loans at the beginning of the year. Of the non-performing loans, approximately 70% are from the Outer Banks region, and approximately $4.8 million or 73% are represented by six borrowers.

Mr. Berry added, "Asset quality remains a top priority at Gateway. I have said many times, we will compete on interest rates on loans, but we will not sacrifice credit quality; and our asset quality numbers support this strategy. Although our non-performing loans increased somewhat to 0.40% of loans, it is still much better than our peer group average; and our net charge-offs were only 3 basis points for the quarter. Despite our increase in NPLs, we still have over 250% reserve coverage for the entire NPL balance, and the majority is well collateralized with personal guarantees. In this current environment of astronomical charge-offs within our industry, our asset quality remains outstanding, both for a $2 billion bank in assets and relative to our peer group. This continues to be a credit to the outstanding bankers and lenders we hire, and our conservative underwriting standards. Their experience shows them to be the best bankers in each market we serve. A substantial amount of our loan growth comes from these bankers bringing to Gateway seasoned customers from the prior financial institutions for which they worked."

Deposit Growth and Borrowings

Deposits increased $146.1 million or 10.4% during the first quarter of 2008, and have increased $579.8 million, or 59.5%, over the past twelve months to $1.55 billion. Core deposits (including retail CDs) were up $261.8 million (39.6%) since March 31, 2007 to $922.3 million, and jumbo CDs were up $71.5 million (36.4%) over the past 12 months to $268.0 million at March 31, 2008. Of these increases, $123 million of core deposits and $54.6 million of jumbo CDs were acquired upon the acquisition of The Bank of Richmond. Brokered deposits, primarily used to fund loan growth in the loan production offices and the Raleigh private banking center, grew $246.5 million over the past 12 months to $364.8 million at March 31, 2008. Of this growth, approximately half or $123.1 million has occurred in the first quarter of this year and has been in brokered money market accounts that carry an interest rate of 16 basis points over the fed funds rate. These brokered accounts have been used to fund growth during the first quarter as they have been less expensive than retail deposits, and have acted as a natural hedge against our variable loan portfolio during the falling rate environment we have experienced during the first quarter. Core deposits comprised 59.3% of total deposits at March 31, 2008, jumbo CDs were 17.2%, and brokered deposits were 23.5%. Borrowings, including junior subordinated debentures, totaled $258.5 million at March 31, 2008, up $30.8 million from twelve months ago. The majority of this increase was related to the $25 million of junior subordinated debentures (trust preferred securities) issued during the second quarter of 2007 which was used to fund the cash portion of The Bank of Richmond acquisition. Additionally, $10 million was borrowed on a line of credit with a correspondent bank that was used to fund a portion of the financial center expansion and other premises and equipment purchases.

Stockholders' Equity

Stockholders' equity at March 31, 2008 totaled $165.6 million, an increase of $53.9 million, or 48.3%, from March 31, 2007. The increase was primarily related to the issuance of $29.8 million of common stock (including the value of assumed stock options) to former Bank of Richmond shareholders as the common stock portion of the merger consideration, a private placement of $23.2 million of non-cumulative, perpetual preferred stock in December 2007, and net income over the last 12 months. The Company has repurchased approximately 400,000 shares of common stock over the past 12 months at a net cost of $5.6 million. At March 31, 2008, Gateway had 12,655,985 shares of common stock outstanding; stockholders' equity equaled 8.31% of total assets, and the total risk-based capital ratio was 10.64%. All regulatory capital ratios remain in excess of the "well-capitalized" regulatory threshold.

Mr. Berry concluded, "We are very pleased with our first quarter performance in this very challenging operating environment, which we anticipate will continue throughout 2008; however, we feel our Company with a well-capitalized equity base, strong asset quality, and well managed balance sheet, is well-positioned to continue to execute its strategic plan of expanding our franchise and enhancing the value to our shareholders."

Web Cast and Conference Call Information

Gateway's executive management team will host a conference call and simultaneous web cast on Thursday, April 24 at 10:00 AM Eastern Time to discuss the quarterly results. The web cast can be accessed live on the Company's website, http://www.gwfh.com/, on the Investor Relations page. A replay will be available approximately two hours after the live conference call ends, and will be archived on the Company's website for one month.

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a regional community bank with thirty-five full-service financial centers -- twenty in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Suffolk, Norfolk and Emporia (2); and fifteen in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper, Wilmington, Chapel Hill, and Raleigh (3). The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, title insurance through its Gateway Title Agency, Inc. subsidiary, and mortgage banking services through its Gateway Bank Mortgage, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Select Market under the symbol GBTS. For further information, visit the Corporation's web site at http://www.gwfh.com/.

Forward-Looking Statements

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                    Consolidated Financial Highlights

              1st Qtr    4th Qtr     3rd Qtr     2nd Qtr     1st Qtr
               2008       2007        2007         2007       2007
            ----------  ----------  ----------  ----------  ----------
                         (Dollar amounts in thousand,
                       except share and per share data)

 EARNINGS
  Net
   interest
   income   $   12,634  $   13,778  $   13,559  $   11,709  $   10,039
  Provision
   for
   loan
   losses   $    1,600  $    1,600  $      750  $    1,350  $    1,200
  Non
   Interest
   income   $    6,878  $    3,881  $    6,118  $    3,117  $    4,649
  Gain
   (loss)
   and net
   cash
   settle-
   ments
   on
   economic
   hedge    $       --  $       --  $    1,343  $     (948) $      189
  Gain
   (loss)
   on dis-
   position
   of
   premises
   and
   equip-
   ment     $        8  $       --  $       --  $       --  $       --
  Proforma
   non-
   interest
   income
   (1)      $    6,870  $    3,881  $    4,775  $    4,065  $    4,460
  Non
   Interest
   expense  $   13,426  $   12,645  $   12,353  $   10,417  $    9,526
  Pre-tax
   income   $    4,486  $    3,414  $    6,574  $    3,059  $    3,962
  Net
   income   $    3,123  $    2,270  $    4,216  $    2,019  $    2,514
  Basic
   earnings
   per
   share    $     0.21  $     0.17  $     0.33  $     0.17  $     0.23
  Diluted
   earnings
   per
   share    $     0.20  $     0.17  $     0.32  $     0.17  $     0.22
  Proforma
   diluted
   earnings
   per
   share
   (2)      $     0.20  $     0.17  $     0.26  $     0.22  $     0.21
  Weighted
   avg.
   basic
   shares
   out-
   stand-
   ing      12,502,990  12,589,210  12,630,561  11,608,656  10,990,371
  Weighted
   average
   diluted
   shares   12,863,436  13,000,662  13,096,695  11,950,358  11,263,502

 PERFORMANCE
  RATIOS
  Return on
   average
   assets        0.65%       0.51%       0.98%       0.55%       0.83%
  Proforma
   return
   on
   average
   assets
   (2)           0.65%       0.51%       0.78%       0.72%       0.79%
  Return on
   average
   common
   equity        7.38%       6.18%      11.96%       6.97%       9.21%
  Proforma
   return
   on
   average
   common
   equity
   (2)           7.38%       6.18%       9.58%       9.02%       8.78%
  Net
   interest
   margin
   (fully
   tax-
   equiva-
   lent)         2.90%       3.40%       3.49%       3.50%       3.62%
  Non-
   interest
   income
   to total
   revenue      35.25%      21.98%      31.09%      21.02%      31.65%
  Proforma
   non-
   interest
   income
   to total
   revenue
   (1)          35.22%      21.98%      26.05%      25.77%      30.76%
  Non-
   interest
   expense
   to
   average
   assets        2.79%       2.82%       2.86%       2.86%       3.14%
  Efficiency
   ratio        68.81%      71.61%      62.09%      70.26%      66.26%
  Proforma
   effi-
   ciency
   ratio (1)    68.84%      71.61%      66.63%      66.04%      67.15%
  Full-time
   equi-
   valent
   employ-
   ees             460         420         413         422         345

 CAPITAL
  Period-
   end
   equity
   to
   assets        8.31%       8.80%       8.12%       7.98%       8.41%
  Tier 1
   leverage
   capital
   ratio         9.05%       9.76%       8.57%       9.83%      11.40%
  Tier 1
   risk-
   based
   capital
   ratio         9.76%      10.43%       9.65%       9.39%      11.11%
  Total
   risk-
   based
   capital
   ratio        10.64%      11.40%      11.12%      10.82%      11.98%
  Book
   value
   per
   common
   share
   (3)      $    11.25  $    11.24  $    11.15  $    10.89  $    10.10
  Cash
   dividend
   per
   share    $     0.08  $     0.08  $     0.08  $     0.08  $     0.05

 ASSET
  QUALITY
  Gross
   loan
   charge-
   offs     $      123  $      350  $       50  $      329  $      426
  Net loan
   charge-
   offs     $      110  $      307  $       44  $      321  $      416
  Net loan
   charge-
   offs to
   average
   loans
   (annual-
   ized)         0.03%       0.08%       0.01%       0.11%       0.16%
  Allowance
   for loan
   losses   $   16,829  $   15,339  $   14,046  $   13,340  $   10,189
  Allowance
   for loan
   losses
   to total
   loans         1.04%       1.01%       1.00%       0.99%       0.95%
  Nonper-
   forming
   loans    $    6,574  $    3,407  $    2,817  $      874  $    1,554
  NPL to
   total
   loans         0.40%       0.22%       0.20%       0.06%       0.14%
  Other
   real
   estate
   and
   reposs-
   essed
   assets   $      623  $      482  $      350  $      350  $       --

 END OF
  PERIOD
  BALANCES
  Loans
   (before
   allow-
   ance)    $1,635,318  $1,522,401  $1,407,861  $1,354,160  $1,083,638
  Total
   earning
   assets
   (before
   allow-
   ance)    $1,796,664  $1,688,701  $1,572,937  $1,585,126  $1,216,893
  Total
   assets   $1,992,800  $1,868,185  $1,737,245  $1,749,258  $1,322,836
  Deposits  $1,554,997  $1,408,919  $1,353,297  $1,411,231  $  975,222
  Stock-
   holders'
   equity   $  165,620  $  164,407  $  141,101  $  139,799  $  111,689

 AVERAGE
  BALANCES
  Loans
   (before
   allow-
   ance)    $1,581,520  $1,453,957  $1,376,807  $1,190,439 $ 1,022,556
  Total
   earning
   assets
   (before
   allow-
   ance)    $1,745,212  $1,607,473  $1,543,071  $1,342,961  $1,125,833
  Total
   assets   $1,938,216  $1,781,477  $1,711,453  $1,461,595  $1,231,818
  Interest-
   Bearing
   Deposits $1,358,445  $1,224,835  $1,268,285  $1,000,075  $  823,785
  Stock-
   holder's
   equity   $  165,509  $  145,656  $  139,815  $  116,165  $  110,655

 (1) Proforma non-interest income and proforma efficiency ratio are non-GAAP measures that exclude the gain (loss) and net cash settlements on economic hedge and loss on disposition of premises and equipment, that management believes provides more comparable, useful information to investors.

 (2) Proforma diluted earnings per share, ROAA, and ROAE are non-GAAP measures that exclude the gain (loss) and net cash settlements on economic hedge and loss on disposition of premises and
     equipment, net of income taxes using a 37.5% blended rate, that management believes provides more comparable, useful information to investors.

 (3) Book value per common share calculation subtracts the liquidation value of $23.3 million of the non-cumulative, perpetual
     preferred stock from net assets.

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                 Consolidated Statement of Operations

                                               Three Months Ended

                                             March 31,      March 31,
                                              2008            2007
                                           -----------    -----------

                                            Unaudited      Unaudited

                                         (Dollar amounts in thousand,
                                       except share and per share data)

 INTEREST INCOME
    Loans, including fees                   $    27,573    $    20,384
    Trading account securities                      268            512
    Investment securities - taxable               1,600            396
                          - tax-exempt              118             70
    Interest-earning bank deposits                   40             34
    Other interest and dividends                    263            184
                                            -----------    -----------
       Total interest income                     29,861         21,580
                                            -----------    -----------

 INTEREST EXPENSE
     Money market, NOW and savings                3,070          2,256
    Time deposits                                10,980          6,874
    Short-term debt                                 296            275
    Long-term debt                                2,881          2,136
                                            -----------    -----------
       Total interest expense                    17,227         11,541
                                            -----------    -----------

       Net interest income                       12,634         10,039

    Provision for loan losses                     1,600          1,200
                                            -----------    -----------

       Net interest income after
        provision for loan losses                11,034          8,839
                                            -----------    -----------

 NON INTEREST INCOME
    Service charges on accounts                     906            877
    Mortgage operations                             763            932
    Insurance operations                          1,646          1,321
    Brokerage operations                             91            266
    Gain on sales of securities                     800            163
    Gain and net cash settlements
     on economic hedge                               --            189
    Gain on disposition of premises
     and equipment                                    8             --
    Gain from trading securities                     51            280
    Fair value gain on trust
     preferred securities                         1,586             42
    Other income                                  1,027            579
                                            -----------    -----------

       Total non interest income                  6,878          4,649

 NON INTEREST EXPENSE
    Salaries and benefits                         7,366          5,259
    Occupancy and equipment                       2,418          1,810
    Data processing fees                            660            453
    Other expense                                 2,982          2,004
                                            -----------    -----------
       Total non interest expense                13,426          9,526
                                            -----------    -----------
       Income before income taxes                 4,486          3,962

    Income taxes                                  1,363          1,448
                                            -----------    -----------

       Net income                           $     3,123    $     2,514

  Dividends on preferred stock                      506             --
                                            -----------    -----------

    Net income available to
     common shareholders                    $     2,617    $     2,514
                                            ===========    ===========

    Basic earnings per share                $      0.21    $      0.23

    Diluted earnings per share              $      0.20    $      0.22

    Weighted avg. basic
     shares outstanding                      12,502,990     10,990,371

    Weighted average diluted shares          12,863,436     11,263,502

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                      Consolidated Balance Sheets

                                     March 31,   Dec. 31,    March 31,
                                       2008       2007 *       2007
                                    ----------  ----------  ----------
                                    Unaudited               Unaudited

                                       (Dollar amounts in thousands)

 ASSETS
  Cash and due from banks           $   24,054  $   19,569  $   20,527
  Interest-earnings deposits
   in other banks                        2,803       1,092       3,416
                                    ----------  ----------  ----------
     Total cash and cash
      equivalents                       26,857      20,661      23,943

  Trading securities                    25,210      23,011      50,732
  Securities available for sale        116,206     126,750      65,335
  Federal Home Loan Bank stock          11,179      10,312      10,101
  Federal Reserve Bank stock             5,948       5,348       3,671

  Loans                              1,635,318   1,522,401   1,083,638
  Allowance for loan losses            (16,829)    (15,339)    (10,189)
                                    ----------  ----------  ----------
     Total loans, net                1,618,489   1,507,062   1,073,449

  Premises and equipment, net           73,818      73,614      39,589
  Bank owned life insurance
   policies                             40,502      26,105      25,312
  Goodwill and intangible
   assets                               50,921      51,075      13,352
  Accrued interest receivable           11,589      12,330       8,920
  Other assets                          12,081      11,917       8,432
                                    ----------  ----------  ----------
     Total assets                   $1,992,800  $1,868,185  $1,322,836
                                    ==========  ==========  ==========

 LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits:
   Noninterest-bearing              $  134,040  $  123,885  $  117,994
   Interest-bearing                  1,420,957   1,285,034     857,228
                                    ----------  ----------  ----------
     Total deposits                  1,554,997   1,408,919     975,222

  Short-term debt                        5,000      33,000      45,000
  Long-term debt                       253,517     249,102     182,746
  Accrued expenses and
   other liabilities                    13,666      12,757       8,179
                                    ----------  ----------  ----------
     Total liabilities               1,827,180   1,703,778   1,211,147

 STOCKHOLDERS' EQUITY
  Non-Cumulative, Perpetual
   Preferred Stock                      23,182      23,182          --
  Common stock                         127,446     127,258     102,328
  Retained earnings                     16,359      14,991       9,530
  Accumulated other
   comprehensive loss                   (1,367)     (1,024)       (169)
                                    ----------  ----------  ----------
   Total stockholders' equity          165,620     164,407     111,689
                                    ----------  ----------  ----------
   Total liabilities and
    stockholders' equity            $1,992,800  $1,868,185  $1,322,836
                                    ==========  ==========  ==========

  * Derived from audited financial statements.

CONTACT:  Gateway Financial Holdings, Inc.
          D. Ben Berry, Chairman, President and CEO
          Ted Salter, Senior EVP and CFO
          (757) 422-8004

          Cameron Associates
          Paul G. Henning
          (212) 554-5462
          phenning@cameronassoc.com